Exhibit 10.1

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DESCRIPTION OF UPDATED 2020 SALARY RATES
FOR 2019 NAMED EXECUTIVE OFFICERS
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On July 1, 2020, First Horizon National Corporation (the “Company”) closed its merger-of-equals transaction with IBERIABANK Corporation (“IBKC”). In the third quarter of 2020, effective July 2, 2020, the Compensation Committee of the Company’s Board of Directors modified the salaries of four of the executive officers of the Company who were named in the executive compensation disclosures of the Company’s 2020 proxy statement in relation to fiscal year 2019 (“2019 Named Executive Officers”). The annualized salary rates of those officers currently are:

Officer Name	Salary Rate (eff. 7/2/2020)
D. Bryan Jordan	$1,030,000
William C. (B.J.) Losch III	675,000
David T. Popwell	700,000
Susan L. Springfield	575,000

Salary rates have no term. Rates generally continue in effect until they are changed.

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